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NEURALSTEM CELLS REVERSE COGNITIVE DEFECT IN BRAIN-IRRADIATED

RATS, UNIVERSITY OF CALIFORNIA IRVINE PAPER SHOWS

ROCKVILLE, Md., August 1, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that a paper published in the journal “Cell Transplantation - The Regenerative Medicine Journal,” reported that Neuralstem’s spinal cord-derived human neural stem cells, NSI-566, improved cognitive function in rats who’d received radiation to the brain, as assessed by two separate cognitive tasks (http://www.ingentaconnect.com/content/cog/ct/pre-prints/ct1048acharya). In the paper, “Transplantation of Human Fetal-Derived Neural Stem Cells Improves Cognitive Function Following Cranial Irradiation,” researchers at the University of California Irvine showed that rats who received NSI-566 transplants after brain irradiation improved hippocampal spatial memory as well as contextual fear conditioning performance, a brain function that relies on intact amygdala function. Both the amygdala and the hippocampus are parts of the brain involved with memory formation.

The transplanted cells developed into a significant number of new neurons in the hippocampus, as well as a smaller portion of glial subtypes. There was no evidence of teratoma, or tumor growth, in these cells. Radiation after tumor-removal surgery is a common therapy in the treatment of brain cancer in humans, but can result in significant cognitive defects.

"We are broadening our neural stem cell therapy programs from treating motor deficits to treating cognitive deficits, which involve two distinct anatomical circuits, pathogenic mechanisms, and treatment strategies," said Karl Johe PhD, Neuralstem Chairman and Chief Scientific Officer. “In this published study, our collaborators at the University of California, Irvine have demonstrated proof-of-principle for ameliorating cognitive dysfunction when the cells were injected two days after irradiation, a model that is similar to a potential clinical intervention given to treat brain cancer patients.  Such irradiation frequently leads to serious and debilitating cognitive loss in patients, ranging from pediatric patients afflicted with medulloblastoma, to adults with glioblastoma multiforme. No current solutions exist to treat this unmet medical condition.   We believe that the key therapeutic mode of action by the transplanted cells in this model is to protect and preserve neurogenesis in the hippocampus. In clinical translation, this suggests early intervention with Neuralstem cells could prevent cognitive complications due to an irradiation therapy."

About the Study

29 rats were divided into three groups. The first group received no cranial radiation after sham brain surgery. The second got the surgery and radiation alone. The third group got surgery, radiation, and were transplanted with NSI-566 neural stem cells one month post surgery.

The rats then underwent two cognitive tests, including novel place recognition tasks, which involve memory and the hippocampus, and fear conditioning, which involves the amygdala. Both the hippocampus and amygdala are parts of the brain involved with memory function. The transplanted rats showed significant improvements in cognition one-month after transplantation. Additionally, the transplanted cells survived and developed into new neural cells.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in February 2013, and has received FDA approval to begin Phase II. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in the last cohort of a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended March 31, 2013.

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